Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2005, except for the restatement described in Note 1 to the consolidated financial statements and the matter described in the fourth and fifth paragraphs of Management's Report on Internal Control over Financial Reporting, as to which the date is August 17, 2005, relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Chesapeake Corporation, which appears in Chesapeake Corporation's Annual Report on Form 10-K/A for the year ended January 2, 2005.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Richmond, Virginia
December 22, 2005